Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of Eastside Distilling, Inc. and Subsidiary of our report dated March 31, 2017 relating to the 2016 and 2015 consolidated financial statements of Eastside Distilling, Inc. and Subsidiary, which report was included in the Annual Report on Form 10-K filed on March 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BPM LLP

San Francisco, California

May 12, 2017